EXHIBIT 22

TRANS WORLD ENTERTAINMENT CORPORATION

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

Name of Significant Subsidiary	State of Incorporation	Subsidiary Trade Names
Media Logic, Inc.	New York	Media Logic, Inc.

Record Town, Inc.	New York	Record Town, Inc.
Saturday Matinee
Movies Plus
Tape World
Coconuts
Music World
F.Y.E. (For Your Entertainment)
Strawberries
Waxie Maxie
Planet Music
Camelot Music
The Wall
fye.com

Record Town Michigan, Inc.	Delaware	Record Town
Saturday Matinee
Tape World

Record Town Minnesota, Inc.	Delaware	Record Town

Spec’s Music, Inc.	Florida	Spec’s Music

Trans World New York, Inc.	New York	Trans World New York, Inc.

Trans World Management Company	New York	Trans World Management Company

Trans World Florida, Inc.	Florida	Trans World Florida, Inc.